SADLER, GIBB & ASSOCIATES, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS
Registered with the Public Company
Accounting Oversight Board

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

To the Board of Directors
Bahamas Concierge, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated July 19, 2011, with respect to the financial statements of Bahamas Concierge in its registration statement on Form S-1 relating to the registration of 2,500,000 shares of common stock. We also consent to the reference of our firm under the caption "interests of name experts and counsel" in the registration statement.

*/s/ Sadler, Gibb & Associates, LLC*

Sadler, Gibb & Associates, LLC
Salt Lake City, UT
September 28, 2011